AMENDED DIRECTOR EMPLOYMENT AGREEMENT

THIS AGREEMENT is between 180 Connect, Inc., a Nevada corporation (the "Company"), and Brian McCarthy ("Director").

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

The Company shall employ Director, and Director hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Term (see Section 24 for all definitions). This Agreement will automatically be renewed for additional one month terms ("each a Renewal Term") upon the expiration of the Initial Term or Renewal Term then in effect unless one party provides the other party written notice of intent not to renew at least sixty (60) days prior to the expiration of the Initial Term or fifteen (15) days prior to the expiration of the Renewal Term then in effect.

2. Authority.

It is agreed that the Parent's Governance Committee shall serve as the final arbiter of interpretation, application and execution of all provisions of this Agreement to the extent not otherwise specified.

3. Position and Duties.

(a) During the Employment Term, Director shall serve as the Executive Chairman of the Board of Directors of the Parent (as defined in Section 24) and the Company and, at the request of the Parent's Board of Directors, their respective Subsidiaries, and shall have the normal duties, responsibilities and authority of an Executive Chairmen of such companies, subject to the power of the Parent's Board of Directors to expand or limit such duties, responsibilities and authority. It is understood that Director's title and rate of pay may change in the future by mutual agreement in writing of the parties and that this Agreement shall be automatically deemed amended at and as of the time of any such change, without the necessity of further formal amendment of this Agreement.

(b) Director shall devote Director's best efforts and Director's appropriate business time and attention to the business and affairs of the Related Companies. Director shall perform Director's duties and responsibilities under this Agreement to the best of Director's abilities in a diligent, trustworthy, businesslike and efficient manner. During employment, Director will (i) avoid conflicts of interest, and (ii) advise the Parent's Board of Directors of any business opportunity that involves products or services like those offered by the Related Companies or that a reasonable person in Director's position might otherwise anticipate that the Related Companies would have an interest in, Director shall be subject to a duty of loyalty to Related Companies during Director's employment provided for hereunder and for as long

thereafter as the law allows. This Section shall not prevent Director from owning securities of any corporation whose securities are publicly traded on a stock exchange recognized by the proper authorities of the country in which the stock exchange is located, if such holdings represent less than two percent (2%) of the aggregate issued and outstanding securities of the same kind as such corporation.

4. Base Salary and Benefits.

(a) During the term of this Agreement, the Company shall pay Director a base salary of $480,000 per annum (the "Base Salary"), which salary shall be payable monthly in advance and shall be subject to customary withholding. Director's Base Salary shall be reviewed at least annually and shall be subject to adjustment based on, among other things, market practice and performance; provided, however, that modifications to compensation are subject to Director's right to consent, or object on grounds that the change is a detrimental, material change under paragraph 24(h).

(b) In addition to the Director's Base Salary, Director shall be entitled to participate in discretionary annual bonus plan, which shall provide an opportunity to earn up to 100% of Base Salary for meeting quarterly and annual financial objectives, which financial objectives will be established by the Board of Directors and shall be considered by the Compensation Committee in awarding any discretionary bonus. For exceptional performance, the Compensation Committee may award discretionary bonus amounts in excess of 100% of Base Salary to Director. The Compensation Committee/Board shall evaluate and make recommendation regarding the attainment of quarterly goals to the Board at the conclusion of each quarter and any bonus deemed earned during the quarter shall be paid within thirty (30) days of the close of the contract quarter.

(c) In addition to Director's Base Salary and subject to approval of the Company's shareholders, the Company will grant Director a Long Term Incentive ("LTI") Award of up to $900,000 share units (the "LTI Award"). The composition and terms of such LTI Award, including without limitation the vesting and change in control provisions, shall be governed by the Long Term Share Compensation Plan to be presented to and subject to approval by the Company's shareholders. To the extent applicable, the LTI award shall take into consideration the current fair market value of the Company when assigning a share value.

(d) Director shall be entitled to four (4) weeks paid vacation for each calendar year in which the Director is employed under this Agreement, in accordance with the Company's vacation policy as it may be established and amended from time to time by the Company. For any partial calendar year during which Director is employed under this Agreement, he or she shall be entitled to a prorated amount of paid vacation, based on number of weeks worked in the calendar year pursuant to the Company's then existing current vacation policy.

(e) The Company shall reimburse Director for all reasonable expenses incurred by Director in the course of performing Director 's duties under this Agreement which are consistent with the Company's policies with respect to travel, entertainment and other business expenses, as they may be amended from time to time, subject to the Company's requirements with respect to reporting and documentation of such expenses. Director shall be

entitled to an automobile allowance of $1,200.00 paid monthly on substantially the same terms and conditions as such an allowances are provided to other executives at the Company, and subject to the Company's policy and limitations on such allowances as they may be amended from time to time. Director hereby agrees to adhere to the Company's policies in regard to expenditures and travel.

(f) Director will be entitled to all benefits provided by the Company in accordance with the plans and practices of the Company applicable to Director and senior executives of the Company, as they may be amended from time to time, such as medical and dental insurance, life insurance and short-term and long-term disability insurance at company expense during the effective dates of this Agreement.

5. Termination of Employment and Related Compensation.

(a) The Employment Term of this Agreement shall terminate upon:

(i) the expiration of the Initial Term or Renewal Term (whichever then applies) if one party gives the other party written notice of intent not to renew as set forth in Paragraph 1; or

(ii) the occurrence of one of the following early termination events:

(A) Director's death or permanent disability or incapacity (as determined by the Parent's Governance Committee in their good faith judgment);

(B) the mutual agreement of the Company and Director;

(C) Company's termination of this Agreement for Cause or without Cause; or

(D) Director's termination of this Agreement for Good Reason or without Good Reason.

(b) If the Term is terminated and Director's employment with Company ends because: the Company elected not to renew this Agreement under Paragraph 5(a)(1); the Company terminated Director's employment without Cause; or Director's employment is terminated by Director for Good Reason, then Director shall be entitled to receive:

(i) the Severance Payment;

(ii) Director's Base Salary earned through the date of termination, any and all vested and earned bonus payments deemed earned under Paragraph 4(b) as determined by the Compensation Committee, and any and all vested and earned (in accordance with the applicable plan or program) but unpaid amounts under the applicable incentive and/or deferred compensation plans; and

(iii) a continuation of any insurance benefits provided or sponsored by the Company that Director was participating in immediately prior to termination for eighteen months upon substantially the same terms and conditions as from time to time are applicable to the senior executives of the Company. If the Director loses a benefit that Director participated in prior to termination because Director cannot continue to participate in the Company's plan due to circumstances outside of Director 's control, the Company shall provide Director sums monthly that are sufficient to cover Director's expense (on an after-tax basis) in securing a substantially similar, substitute benefit; provided, however, that Company shall not be required to pay Director more than that required to secure comparable coverage. Notwithstanding the foregoing, in the event that the Director becomes eligible to participate in the health and welfare plans of another employer or the Director becomes eligible for Medicare coverage, the Company's obligation to provide continued coverage hereunder shall cease.

(iv) The amounts payable pursuant to paragraph 5(b)(i) shall be payable in one lump sum payment within 30 days following termination of the Employment Term. The amounts payable pursuant to paragraphs 5(b)(i) shall not be due and owing unless and until (a) Director shall have executed and delivered to the Company a release of any and all claims against the Related Companies (and their respective present and former officers, directors, employees and agents – collectively the "Released Parties") and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the "Release") and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Director's having revoked such Release, and (b) Director is not in material violation of his obligations under this Agreement (including, without limitation, those in Sections 6-8, and 21). In the event Director shall decline or fail for any reason to execute and deliver such Release, or is in material violation of an obligation created by this Agreement, then Director shall be entitled to receive only those amounts provided pursuant to Paragraph 5(d) below.

(c) If the Term is terminated and Director's employment with the Company ends within one year of the Effective Date because: the Company terminated Director's employment without Cause; or the Director terminated for a Good Reason when the triggering event was a Change in Control, then Director shall be entitled to receive:

(i) a lump sum equivalent to 2 times (2x) his Base Salary; and

(ii) Director's Base Salary earned through the date of termination, any and all vested and earned bonus payments deemed earned under Paragraph 4(b) as determined by the Compensation Committee, and any and all vested and earned (in accordance with the applicable plan or program) but unpaid amounts under the applicable incentive and/or deferred compensation plans; and

(iii) a continuation of any insurance benefits provided or sponsored by the Company that Director was participating in immediately prior to termination

W. M

for eighteen months upon substantially the same terms and conditions as from time to time are applicable to the senior executives of the Company. If the Director loses a benefit that Director participated in prior to termination because Director cannot continue to participate in the Company's plan due to circumstances outside of Director 's control, the Company shall provide Director sums monthly that are sufficient to cover Director's expense (on an after-tax basis) in securing a substantially similar, substitute benefit; provided, however, that Company shall not be required to pay Director more than that required to secure comparable coverage. Notwithstanding the foregoing, in the event that the Director becomes eligible to participate in the health and welfare plans of another employer or the Director becomes eligible for Medicare coverage, the Company's obligation to provide continued coverage hereunder shall cease.

(iv) For the avoidance of doubt, in the circumstances where payments and benefits are due under paragraph 5(c)(i) – (iii) to Director, then the payments under 5(c)(i) - (iii) are the Company's exclusive termination compensation and benefit obligations to Director and Director shall not also be entitled to any payments under paragraph 5(b)(i) – (iii). The amounts payable pursuant to paragraph 5(c)(i) shall be payable in one lump sum payment within 30 days following termination of the Employment Term. The amounts payable pursuant to paragraphs 5(c)(i) shall not be due and owing unless and until (a) Director shall have executed and delivered to the Company a release of any and all claims against the Related Companies (and their respective present and former officers, directors, employees and agents – collectively the "Released Parties") and a covenant not to sue the Released Parties, all in form and substance as provided by counsel to the Company (the "Release") and any waiting period or revocation period provided by law for the effectiveness of such Release shall have expired without Director's having revoked such Release, and (b) Director is not in material violation of his obligations under this Agreement (including, without limitation, those in Sections 6-8, and 21). In the event Director shall decline or fail for any reason to execute and deliver such Release, or is in material violation of an obligation created by this Agreement, then Director shall be entitled to receive only those amounts provided pursuant to Paragraph 5(d) below.

(d) If the Employment Term is terminated by the Company for Cause or by the Director without Good Reason, then Director shall be entitled to receive:

(i) Director's Base Salary through the date of such termination; and

(ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive and/or deferred compensation plans, and other employer programs of the Company in which Director participates; notwithstanding the foregoing, Director will not be paid any pro rata portion of Director's bonus under any bonus plan; and

(iii) the foregoing sums shall be paid in accordance with the Company's normal payment policies, except where earlier payment is required by applicable law.

(e) If the Employment Term is terminated and Director's employment ended due to Director's death, permanent disability, incapacity (as determined by the Parent's Governance Committee in their good faith judgment) or retirement, Director or Director's estate, if applicable, shall be entitled to receive the sum of:

(i) Director's Base Salary through the date of such termination, if by disability, incapacity or retirement;

(ii) a lump sum payment equal to one year's Base Salary (except if terminated by retirement); and

(iii) vested and earned (in accordance with the Parent's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company in which Director participates.

(iv) the amounts payable pursuant to this paragraph 5(e) shall be payable in one lump sum payment within 30 days following termination of the Employment Term or in any other manner agreed between Director's estate or Director and the Company, except as otherwise provided herein, fringe benefits and bonuses hereunder (if any) which accrue or are payable on a date after the termination of the Term shall cease upon such termination and shall not be payable in whole or in part, except medical coverage if for disability, incapacity or retirement.

(f) If Director elects to terminate his employment with Company and either: (i) Director does not have a Good Reason to do so; (ii) Director fails to give Company written notice of the alleged Good Reason prior to terminating his employment; or (iii) Director waits more than one hundred and twenty (120) days after he receives notice of the specific Good Reason event before exercising his right to terminate based on that Good Reason event; then Director's termination shall be considered a termination by Director without Good Reason. In any case, the Company reserves the right to pay for Director's loyalty by continuation of then existing pay, incentives and benefits for a period of one year.

(g) In the event of a Change of Control, Company, at its sole expense, shall cause its independent auditors promptly to review all payments, distributions and benefits that have been made to or provided to, and are to be made to or provided to, Director under this Agreement, and any other agreement and plan benefiting Director, to determine the applicability of Section 4999 of the United States Internal Revenue Code of 1986, as amended (the "Code"). If Company's independent auditors determine that any such payments, distributions or benefits are subject to excise taxes as provided under Section 4999 of the Code (the "Excise Tax"), then such payment, distributions, or benefits (the "Original Payment(s)") shall be increased by an amount (the "Gross-up Amount") such that, after the Company withholds all taxes due, including

any excise and employment taxes imposed on the Gross-up Amount, Director will retain a net amount equal to the Original Payment(s) less income and employment taxes, if any, imposed on the Original Payment(s). To facilitate the calculation of the applicable excise tax, Director agrees to provide Company's auditors with copies of Director's Forms W-2 for the tax years they deem necessary for their use in determining the application of Section 4999 and calculating any amounts payable under this provision. Company's auditors will perform the calculations in conformance with the foregoing provisions and provide Director with a copy of their calculation. The intent of the parties is that Company shall be solely responsible for, and shall pay, any Excise Tax on the Original Payment(s) and Gross-up Amount and any income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-up Amount. If no determination by Company's auditors is made prior to the time Director is required to file a tax return reflecting any portion of the Original Payment(s), Director will be entitled to receive a Gross-up Amount calculated on the basis of the Original Payment(s) Director reports in such tax return, within 30 days of the filing of such tax return. Director agrees that, for the purposes of the foregoing sentence, Director is not required to file a tax return until Director has obtained the maximum number and length of filing extensions available. If any tax authority finally determines that a greater Excise Tax should be imposed upon the Original Payment(s) than is determined by Company's independent auditors or reflected in Director's tax returns, Director shall be entitled to receive the full Gross-up Amount calculated on the basis of the additional amount of Excise Tax determined to be payable by such tax authority (including related penalties and interest) from Company within 30 days of such determination as long as Director has taken all reasonable actions to minimize any such amounts. If any tax authority finally determines the Excise Tax to be less than the amount taken into account hereunder in calculating the Gross-up Amount, Director shall repay to Company, within 30 days of Director's receipt of a refund resulting from that determination, the portion of the Gross-up Amount attributable to such reduction (plus the refunded portion of Gross-up Amount attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-up Amount being repaid, less any additional income tax resulting from such refund).

(h) It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Director under 26 U.S.C. § 409A. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of 26 U.S.C. § 409A if such action will only benefit the Director. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. Should either party determine that there is a reasonable possibility that the text of this Agreement could give rise to such adverse tax consequences, the parties agree to negotiate in good faith to amend the Agreement to obviate the possibility of such consequences.

(i) Upon Company's payment to Director of whatever sums and/or benefits are due to Director under paragraphs 5 (b), (c), (d) and (e) above, Company will have fully and finally satisfied all of its obligations created by this contract related to or caused by the termination of Director's employment, and no other sums shall be owed Director due to the termination of Director's employment.

JL. M

6. Confidential Information. "Confidential Information" means the Related Companies' Trade Secrets (as defined below) and other material, observations, and data pertaining to the business of Related Companies that is obtained by Director while employed with the Company and that the Company has not authorized for disclosure to the general public. A "Trade Secret" is any information or material (business or technical) that would qualify as a trade secret under applicable state law. The parties agree that the following items of Company information qualify as Related Companies Trade Secrets and Confidential Information: the database of information accessed through any proprietary database; internal plans and ideas for expansion and development of new services and products, internal customer lists, internal analysis of customers and prospective customers, and compilations of information about particular needs and preferences of customers; costs, specifications, processes, and related non-public pricing information; business and marketing plans; internal financial records, projections, and analysis; internal information and analysis regarding business opportunities (including, without limitation, candidates, plans and techniques for acquisitions, joint ventures, partnerships and alliances); supplier pricing and agreements; personnel analysis and private information in personnel files including wages issues for non-exempt employees; and specialized procedures and techniques used in the management, operation, distribution, replenishment, and training functions of the Company. Except where otherwise required by applicable state law, an item does not have to qualify as a Trade Secret in order to be protected from unauthorized disclosure as Confidential Information under this Agreement. As used here "Confidential Information" does not include information, material, observations or data that is authorized for disclosure to the general public by the Related Companies or that is already readily available to the general public in the same or a substantially similar form, nor does it include any information, material, observations or data that relate solely to the concept of marketing an upsell program, which concept Director introduced to the Company. Director agrees that Director shall not disclose to any unauthorized person or use for Director's own purposes any Trade Secret or Confidential Information without the prior written consent of the Parent's Governance Committee. The foregoing restriction shall apply until the aforementioned matters become generally known to and available for use by the public (other than as a result of Director's acts or omissions). Director shall deliver to the Company at the termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which Director may then possess or have under Director's control.

7. Inventions and Patents. Director acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Related Companies' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Director while employed by the Related Companies ("Work Product") belong to the applicable Related Company. Director shall promptly disclose such Work Product to the Parent's Governance Committee and perform all actions reasonably requested by the Company (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Protective Covenants: Non-Compete, Non-Solicitation. Director shall be provided one or more of the following upon the effective date of this Agreement: (a) new authorization to access Confidential Information of the Related Companies, (b) new authorization to represent the Related Companies in transactions, to receive reimbursement of expenses consistent with the Company's policy, and/or other assistance in building goodwill and customer relationships for the Company, and/or (c) authorization to participate in specialized training provided by the Company.

(a) Ancillary to the foregoing and other agreements of the parties herein, the parties agree and stipulate that the protective covenants provided for below: are reasonable and necessary to protect legitimate business interests of the Related Companies; are not against the public interest; and, do not place an unreasonable burden upon the Director.

(b) Director agrees that, during the Restricted Period, Director will not work for a Competing Business in any capacity (as an officer, employee, consultant, independent contractor, director, or similar role of any kind) that involves helping a Competing Business to provide or market a Conflicting Product in the Restricted Area. The foregoing shall not be construed to prohibit Director (i) from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as Director has no active participation or data sharing in the business of such corporation, or (ii) employment in a position with a Competing Business that Director can establish by clear and convincing evidence is a non-managerial, labor position that involves no input into any business decisions of a Competing Business or contact with Customers of the Related Companies.

(c) During the Restricted Period, Director shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Related Companies to leave the employ of the Related Companies, or in any way interfere with the relationship between the Related Companies and any employee thereof, or (ii) hire any person who was an employee of the Related Companies at any time during the Employment Term.

(d) During the Restricted Period, Director shall not directly or indirectly through another person or entity (i) contact or solicit any Customer of the Related Companies on behalf of a Competing Business, (ii) induce or attempt to induce any Customer of the Related Companies to cease or reduce doing business with the Related Companies, or (iii) interfere with the relationship between any Customer and the Related Companies. The foregoing is understood to be a reasonable substitute for a geographic restriction because it is inherently limited by geography to the specific locations where the Customer is located and available for solicitation.

(e) The provisions of this Section 8 will be enforced to the fullest extent permitted by the law. If, at the time of enforcement, a court shall hold that the duration, scope or area restrictions provided for in this Agreement are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(f) In the event of the breach or a threatened breach by Director of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to temporary injunctive or other relief in order to temporarily enforce or prevent any violations of the provisions hereof, and to withhold making any unpaid Severance Payments until a final determination is made on whether Director has violated the Agreement. The agreed upon bond, where a bond is required, will be $1,000. In the event that Director is found to have violated a restriction in this Section 8, the Restricted Period shall be extended by one day for each day Director is found to have been in violation of the restriction up to a maximum of one (1) year.

9. Director's Representations. Director hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Director do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Director is a party or by which Director is bound, (ii) Director is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Director, enforceable in accordance with its terms. Director hereby acknowledges and represents that Director has had an opportunity to consult with independent legal counsel regarding Director's rights and obligations under this Agreement and that Director fully understands the terms and conditions contained herein.

10. Survival. The Post-termination obligations of Director provided for in this Agreement (including, without limitation, Sections 6, 7, 8, 20 and 21) shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered to the recipient, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Director: Director's address as set forth in the Company's records.

Notices to the Company: Chief Executive Officer, 180 Connect, Inc., 135 Crossways Park Drive, Suite 402, Woodbury, New York 11797.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, applying the laws of the State of New York in accordance with Section 17 of this Agreement, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision

had never been contained herein. In the event a court shall determine that it will not apply the laws of the State of New York on the issue of non-competition, which is the parties' first choice of laws, then the parties hereby request that such court apply the law of the state in which Director is located when the Company seeks to enforce such non-competition provisions hereof.

13. Complete Agreement. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, the March 6, 2006 and October 9, 2006 employment agreements between Director and the Company.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Director, the Company and their respective heirs, successors and assigns, except that Director may not assign Director's rights or delegate Director's obligations hereunder without the prior written consent of the Company. Director expressly consents to the assignment of this Agreement whether or not specifically scheduled as part of any transaction to any party that is a successor in interest to the Company, or that purchases any part of the business of the Company if Director was employed within that part of the business that is purchased.

17. Choice of Law, Venue and Personal Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York Director expressly agrees that the venue of any proceeding concerning the construction, validity, enforcement and interpretation of this Agreement shall be Suffolk or New York County, New York, and further expressly consents to personal jurisdiction in the federal or state courts in the State of New York.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Director, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Confidentiality of this Agreement. The parties agree that the terms of this Agreement are confidential. Director shall not divulge or publicize the terms hereof except as may be necessary to enforce the promises, covenants and/or understandings contained herein or

as either party may be required to do so by law, court order, subpoena or other judicial action or government taxing authorities. Director may disclose the contents of this Agreement to his immediate family, attorneys and accountants, provided however, that any further disclosure of the terms of this Agreement by any of these persons to anyone not included within the terms of this paragraph may be deemed a breach of the Agreement by Director. The Related Companies shall be entitled to disclose the terms of this Agreement as required in connection with compliance or intended compliance with any Canadian or US legislation.

20. Arbitration Provisions. Director and the Company mutually agree to resolve all legal claims that either party may have (including, without limitation, claims related to employment, application or candidacy for employment, or cessation of employment with the Company) through binding arbitration subject to the terms and conditions provided below. Notwithstanding the foregoing, (a) either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of law to protect common law or contractual trade-secret or confidential-information rights and to prevent unfair competition, until such time as an arbitration of all issues of final relief regarding same can be conducted, and (b) insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this agreement. Claims covered by this arbitration agreement will be pursued in an individual claimant proceeding and not as part of representative, collective, or class action. This Agreement does not prevent the filing of charges with administrative agencies such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or equivalent state agencies. Nothing in this Agreement prevents a party from participating in any investigation or proceeding conducted by such an agency. However, Director agrees not to pursue or accept any legal remedies against Company through any procedure or forum other than arbitration provided for in this agreement. This agreement will be controlled by the Federal Arbitration Act (FAA) and enforced pursuant to the FAA, except that state law may be applied where necessary to make this agreement enforceable if the FAA does not apply.

The arbitration will be conducted by a mutually agreeable arbitration service or the American Arbitration Association (AAA) in New York, New York if no other service is agreed upon. The arbitrator(s) will be selected from a panel of no less than seven alternatives through mutual agreement or a process of alternating strikes. To initiate a claim, the complaining party will send a written demand to the opposing party explaining the basis for the claim and the relief sought under a heading "Demand for Arbitration." The arbitrator(s) shall be duly licensed to practice law in the state where the claim arises. Each party will be allowed at least one deposition. Upon request of either party, and at the expense of the requesting party(s), the arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to apply a cause of action or remedy that could not be applied by a court of law in the jurisdiction where the dispute arises under the same facts and circumstances. Upon motion of either party the arbitrator(s) shall dismiss any claim that would be subject to dismissal under the federal summary judgment standard for that claim. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this agreement, to enforce an arbitration award, or to vacate an arbitration award. In actions seeking to vacate an award, the standard of review applied to the arbitration decision will be the same as that applied by an appellate court reviewing the decision of a trial court sitting without a jury, without any special deference to the

arbitrator. A record created by non-stenographic means (e.g., tape recording) can be used with cost of any certified transcription of same used for appeal borne by the appealing party. In all other respects, the arbitration procedure will be conducted in accordance with the American Arbitration Association's employment dispute resolution rules or other mutually agreeable, arbitration service rules.

The Company will pay the arbitration fees and expenses less any filing fee amount that Director would otherwise have to pay to pursue a comparable lawsuit in a United States district court or state court (whichever is less) in the jurisdiction where the dispute arises. All cost and fee payment obligations will be subject to a final arbitration award on who should bear arbitration costs and fees in accordance with applicable law. Except for those costs otherwise provided for above, each party will bear its own attorney's fees and costs unless otherwise awarded by the arbitrator. Director and the Company expressly waive trial by jury for all claims covered by this agreement. All other rights, remedies, exhaustion requirements, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

21. Notice and Early Resolution Conference. The parties recognize that it is not possible to anticipate every possible issue that may arise relative to the protection of legitimate business interests in a changing business environment. Accordingly, Director agrees that during employment with the Related Companies and for a period of one (1) year thereafter, Director will give Company thirty (30) days written notice before going to work for a Competing Business, and agrees to meet with Company (if the Company so requests) to negotiate in a good faith effort to determine what restrictions should be applicable to Director's activities in his or her new position. No rights of either party will be waived if the parties do not come to an agreement and/or the Company elects not to have such a conference.

22. Reconciliation of Existing Rights and Interests. Director agrees that any and all rights to the use and control of Trade Secrets, Confidential Information, proprietary training, and Company goodwill, that Director may have acquired in the course of past association with the company are hereby transferred to Company if same are not already exclusively held by Company, and Director waives any and all claims that Director may have to the contrary.

23. Third Party Beneficiary. The protections and rights provided to the Company through this contract shall inure to the benefit of Parent and Related Companies as third party beneficiaries, and shall be fully enforceable by the Parent and Related Companies to protect and promote their interests, to the maximum extent allowed by law.

24. Definitions.

(a) "Base Salary" shall mean the annual base salary amount provided for in paragraph 4(a) hereof.

(b) "Cause" shall mean:

(i) the continued and willful failure of Director to perform substantially Director's duties with the Related Companies (other than any such failure resulting from incapacity due to physical or mental illness), after:

(A) a written notice is delivered to Director by the Parent's Governance Committee that identifies the manner in which the Director has not substantially performed Director's duties, and,

(B) reasonable opportunity of not less than thirty (30) days is given the Director to cure the performance failure; or,

(ii) the engaging by Director in illegal conduct or acts or moral turpitude including but not limited to crimes of dishonesty or any other conduct which is materially injurious to the Company or which violates the Code of Ethical Behavior of the Company or which violates any other material policy of the Company.

(c) "Change in Control" shall mean:

(i) the purchase or acquisition of common shares of the Parent and/or securities convertible into common shares of the Parent or carrying the right to acquire common shares of the Parent ("Convertible Securities") as a result of which a person, group of persons or persons acting jointly or in concert, or any affiliates or associates of any such person, group of persons or any of such persons acting jointly or in concert (collectively the "Holders") beneficially own or exercise control or direction over common shares and/or Convertible Securities of the Parent such that, assuming only the conversion of the Convertible Securities beneficially owned by the Holders thereof, would have the right to cast more than 50% of the votes attached to all common shares of the Parent; or

(ii) approval by the shareholders of:

(A) an amalgamation, arrangement, merger or other consolidation or combination of the Parent with another entity pursuant to which the shareholders of the Parent immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the common shares;

(B) a liquidation, dissolution or winding-up of the Parent; or

(C) the sale or other disposition of all or substantially all of the assets of the Parent either to one or multiple acquiring entities.

(d) "Competing Business" means any entity or person other than the Related Companies that is engaged in development, production, marketing or selling of a "Conflicting Product."

(e) "Conflicting Product" means products or services that would displace, compete with, or interfere with the products or services of Related Company that Director worked with. In this regard, the Related Companies' products and services are understood to be of the following nature:

(i) technical support services to the direct broadcast satellite and cable industries including, without limitation, new installations, reconnections, disconnections, service upgrades and downgrades and service calls at the premises of subscribers of broadband video, data and voice technologies; and

(ii) products related to the provision of the above technical support services.

Notwithstanding the foregoing, a Conflicting Product shall not include efforts by Director to pursue opportunities or encourage other entities to pursue opportunities to market an upsell program, which concept Director introduced to the Company.

(f) "Customer" means any person or entity that has a business relationship with a Related Company and that Director has contact with, supervises contact with, or handles Confidential Information about at any time during the last two years or less of his or her employment with Company.

(g) "Employment Term" shall mean the continuous period of employment that begins upon the effective date of this Agreement and that ends as provided for in Section 5.

(h) "Good Reason" shall mean:

(i) a material breach by the Company of a material provision of this Agreement;

(ii) a material change in position or compensation to the material detriment of the Director;

(iii) a failure by the Parent to maintain adequate directors' and officers' liability insurance; or

(iv) a Change of Control

that is not cured by the Company within thirty (30) days after Director gives the Company written notice of the good reason.

(i) "Initial Term" shall be the a period of three years, beginning on the Effective Date of this Agreement.

(j) "Parent" means 180 Connect Inc., a corporation incorporated pursuant to the Canada Business Corporations Act.

(k) "<u>Related Companies</u>" means the Parent, the Company and their respective Subsidiaries.

(l) "<u>Restricted Area</u>" means the following states that Director will help Company do business in and receive Confidential Information about:

(i) New York

(ii) Colorado

(iii) Arizona

(m) "<u>Restricted Period</u>" means during Director's employment with the Related Companies and for one (1) year thereafter.

(n) "<u>Severance Payment</u>" shall mean a sum equal to 1.5 times the Director's annual Base Salary.

(o) "<u>Subsidiaries</u>" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Parent directly through one of more Subsidiaries.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated below, with the understanding that the Effective Date of this Agreement is September 30, 2006.

180 Connect, Inc.

By: ______________________
Name:
Title:
Date:

DIRECTOR

By: ______________________
Name: ~~Brian McCarthy~~
Title: Executive Chairman
Date:

NYK 1047711-4.073845.0010